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                                                                     EXHIBIT 5.1

                         [PERKINS COIE LLP LETTERHEAD]

                               September 2, 2003

Shurgard Storage Centers, Inc.
1155 Valley Street, Suite 400
Seattle, WA  98109

         RE: REGISTRATION STATEMENT ON FORM S-3 OF SHARES OF CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SHURGARD STORAGE CENTERS, INC.

Gentlemen and Ladies:

We have acted as counsel to you in connection with the registration under the Securities Act of 1933, as amended, by Shurgard Storage Centers, Inc. (the "Company") of 3,100,000 shares of its Class A common stock (the "Shares"). The Shares are to be offered and sold by certain shareholders of the Company. In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares (the "Registration Statement") which you are filing with the Securities and Exchange Commission.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Perkins Coie LLP